Exhibit 99

Middleton Doll Discusses Redemption of Preferred Stock

WAUKESHA, Wis.--(BUSINESS WIRE)--The Middleton Doll Company (OTCBB:DOLL) announced today that in advance of its obligation to redeem its outstanding preferred stock by July 1, 2008, the company has conducted a thorough review of its financial position, and continues to anticipate that it will not have legally available funds to redeem the preferred stock. However, the company anticipates that it will have sufficient funds to continue to pay the dividends due on the preferred stock on July 1 and October 1, 2008.

“As we have indicated in our public filings, we continue to actively pursue various alternatives to address our financial obligations, including a recapitalization, a business combination or disposition of assets,” said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company. Bando went on to say that “as part of our ongoing review, we have also consulted with significant holders of the preferred and common stock to examine potential alternatives.”

Based on current projections and absent any adverse factors not currently anticipated or outside the control of the company, the company anticipates that it will have sufficient cash to meet operating and working capital requirements through June 30, 2009. However, the current business climate, particularly in the doll business, continues to be very challenging for the company.

About The Middleton Doll Company

The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home décor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; our ability to provide the necessary cash to meet operating and working capital requirements beyond 2007; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com

CONTACT:
The Middleton Doll Company
Craig Bald, (262) 347-2904